EXHIBIT 99.1

NEWS RELEASE

Enbridge Inc. Reports Strong Third Quarter 2019 Results

CALGARY, ALBERTA - November 8, 2019 - Enbridge Inc. (Enbridge or the Company) (TSX:ENB) (NYSE:ENB) today reported third quarter 2019 financial results and provided a quarterly business update.

THIRD QUARTER 2019 HIGHLIGHTS
(all financial figures are unaudited and in Canadian dollars unless otherwise noted)

•
GAAP earnings of $949 million or $0.47 per common share for the third quarter of 2019, compared to GAAP loss of $90 million or $0.05 loss per common share in the third quarter of 2018, both including the impact of a number of unusual, non-recurring or non-operating factors

•	Adjusted earnings of $1,124 million or $0.56 per common share for the third quarter of 2019, compared to $933 million or $0.55 per common share in the third quarter of 2018

•	Adjusted earnings before interest, income tax and depreciation and amortization (EBITDA) of $3,108 million for the third quarter of 2019, compared to $2,958 million in the third quarter of 2018

•	Cash Provided by Operating Activities of $2,735 million for the third quarter of 2019, compared to $1,461 million for the third quarter of 2018

•	Distributable Cash Flow (DCF) of $2,105 million for the third quarter of 2019, compared to $1,585 million for the third quarter of 2018

•	Reaffirmed financial guidance range for 2019 DCF per Share of $4.30 to $4.60/share; full year results expected to exceed the mid-point of the guidance range

•	Reached an agreement with shippers to place the Canadian segment of the Line 3 Replacement Project into service with an interim surcharge

•
Continuing progress on the U.S. segment of Line 3 Replacement Project: Minnesota Supreme Court rejects Environmental Impact Statement (EIS) appeals; in October the Minnesota Public Utilities Commission (MPUC) orders EIS remediation work to be completed by December 9, 2019

•
Announced Memorandum of Understanding (MOU) with NextDecade to jointly pursue the development of the Rio Bravo Pipeline and other natural gas pipelines in South Texas to serve the Rio Grande LNG project in Brownsville, Texas

•	Achieved a formal settlement on Texas Eastern rates with customers, which has been filed with the FERC for review

•	Seaway pipeline announced an upcoming open season for up to 200 thousand barrels per day (kbpd) expansion on the Seaway crude oil pipeline

•	Receipt of $0.4 billion of proceeds on previously announced non-core asset sales; further increasing financial flexibility

CEO COMMENT

"We delivered another strong quarter of operating and financial results," commented Al Monaco, President and Chief Executive Officer of Enbridge. "The continued strength of our operating performance reflects the quality and predictability of our business model. Once again, we saw strong throughput on our Mainline system during the quarter, with demand for crude volumes out of Western Canada and the Bakken through to U.S. Gulf Coast markets. In addition, our gas transmission business remained in high demand and our Ontario gas utility continued to realize operating synergies following the amalgamation earlier this year.

“Record third quarter EBITDA and DCF was further bolstered by reliable and growing cash flow from new capital projects placed into service over the past year. As a result, we remain confident in achieving our financial guidance for 2019, despite the delay of the Line 3 Replacement Project, with full year results expected to exceed the midpoint of our 2019 DCF guidance range of $4.30 to $4.60 per share.

"In addition to delivering strong financial results, we advanced key initiatives in each of our business units during the quarter. In Liquids Pipelines, we’ve reached commercial agreement to place the Canadian portion of the Line 3 Replacement Project into service later this year, which will further enhance the safety and reliability of our Mainline system.

"Liquids Pipelines is also moving forward with around 100 kbpd of optimizations that we'll be implementing by year end and in addition to that we have successfully completed an open season supporting a 50 kbpd expansion of the Express Pipeline. Together, these actions provide much needed additional takeaway capacity out of the WCSB.

"On the U.S. portion of our Line 3 Replacement Project, the Minnesota Supreme Court rejected the remaining appeals on the EIS, and the MPUC has now directed the Minnesota Department of Commerce to complete the necessary spill modelling work to remediate the EIS. We’re pleased that this regulatory process is moving forward so we can bring this integrity replacement project into service as soon as possible.

“On our Liquids Mainline contract offering, the CER’s decision, despite 18 months of negotiations with customers which resulted in substantial capacity commitments from shippers, was a significant departure from precedent. We continue to have strong support for a priority access offering from shippers, including refiners, producers and marketers, that represent a significant majority of current throughput. Our Mainline system provides a vital connection for these shippers serving over 3 mbpd of refining demand and downstream contracted capacity. The Mainline provides the most economic tolls to the best markets, resulting in the strongest netback for Western Canadian crude. We remain committed to our offering and plan to file an application to the regulator as soon as practical.

"Within the Gas Transmission business, we filed a settlement agreement with the FERC on the Texas Eastern rate case and continue to advance rate case discussions on the Algonquin systems, further optimizing our base business. In addition to recently announced U.S. Gulf Coast LNG pipeline projects, we entered into a MOU to jointly pursue the development of the Rio Bravo Pipeline and other natural gas pipelines in South Texas to move natural gas to NextDecade’s Rio Grande LNG project in Brownsville, TX. We continue to see significant opportunities to expand and extend our competitively positioned gas pipeline network to serve the U.S. Gulf Coast LNG market.

"Execution of our $19 billion secured growth capital program remains on track. This includes our US$0.7 billion investment in the Gray Oak pipeline, stretching from the Permian and Eagle Ford to the Texas Gulf Coast, which is expected to come into service before the end of the year and our $1.1 billion Hohe See offshore wind power project in Germany which has now completed installation of all turbines and the facility is expected to be fully operational in the fourth quarter.

“On the financing front, we’ve raised over $4 billion of term debt at favourable rates in the Canadian and U.S. markets this year, the bulk of which has been used to refinance maturing long term debt. As a result, our consolidated Debt to EBITDA in the third quarter remained at 4.6x, well within our longer-term target range.

"Lastly, we remain focused on our key priorities for the year, which include achieving strong operating and financial results, adding to the secured project inventory, maintaining our financial strength and the continued self-funding of new growth. We believe that these actions, along with our enhanced focus on capital allocation, growth and return on capital, will maximize shareholder value and deliver on our attractive investor value proposition.

"In summary, it was another strong quarter for the Company and we’re pleased with the performance across each of the business units as well as the progress being made on key priorities," concluded Mr. Monaco.

FINANCIAL RESULTS SUMMARY
Financial results for the three and nine months ended September 30, 2019, are summarized in the table below:

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
(unaudited, millions of Canadian dollars, except per share amounts; number of shares in millions)
GAAP Earnings attributable to common shareholders	949	(90)	4,576	1,426
GAAP Earnings per common share	0.47	(0.05)	2.27	0.84
Cash provided by operating activities	2,735	1,461	7,405	7,999
Adjusted EBITDA[1]	3,108	2,958	10,085	9,529
Adjusted Earnings[1]	1,124	933	4,113	3,402
Adjusted Earnings per common share[1]	0.56	0.55	2.04	2.01
Distributable Cash Flow[1]	2,105	1,585	7,173	5,755
Weighted average common shares outstanding	2,018	1,705	2,017	1,695
1 Non-GAAP financial measures. Schedules reconciling adjusted EBITDA, adjusted earnings, adjusted earnings per common share and distributable cash flow are available as Appendices to this news release.

GAAP earnings attributable to common shareholders for the third quarter of 2019 increased by $1,039 million or $0.52 per share compared to the same period in 2018. The period-over-period comparability of earnings attributable to common shareholders was impacted by certain unusual and infrequent factors, the most prominent being the absence of a goodwill impairment charge of $1,019 million after-tax recognized in 2018 resulting from the classification of the Canadian natural gas gathering and processing businesses as being held for sale. Partially offsetting the increase in GAAP earnings attributable to common shareholders was the change in non-cash derivative fair value gains and losses between periods.

Adjusted earnings in the third quarter 2019 increased by $191 million. The increase was primarily driven by strong operating results across many of the Company’s business units and from new projects placed into service in late 2018, partially offset by the loss of contributions from assets that were sold during 2018. On a per share basis, adjusted earnings increased by $0.01 per share compared to the same period in 2018, reflecting the same operating factors noted above, partially offset by a higher share count which reflected Enbridge’s common equity financed acquisitions during the fourth quarter of 2018 of all of the outstanding equity securities of its sponsored vehicles not beneficially owned.

DCF for the third quarter was $2,105 million, an increase of $520 million over the comparable prior period in 2018, driven largely by the operating factors noted above as well as lower distributions to noncontrolling interests following the completion of Enbridge's buy-in of the publicly held interest in its sponsored vehicles, which were completed in the fourth quarter of 2018.

Detailed segmented financial information and analysis can be found below under Adjusted EBITDA by Segments.

PROJECT EXECUTION UPDATE

Enbridge continues to make good progress advancing its $19 billion of secured growth capital program, which includes approximately $2.5 billion of projects secured year to date, which will drive highly transparent growth over the near to medium term horizon. The individual projects that make up the secured program are all supported by long-term take-or-pay contracts, cost-of-service frameworks or similar low-risk commercial arrangements and are diversified across a wide range of business platforms and regulatory jurisdictions.

The Company continues to anticipate that several growth projects will be placed into service in 2019, including the US$0.7 billion investment in the Gray Oak pipeline and the $1.1 billion HoHe See offshore wind power project in Germany and the Canadian portion of the Line 3 replacement project at interim tolls (discussed further below).

The Gray Oak pipeline is on track for completion by the end of the year, with volumes expected to ramp up in the first quarter of 2020, providing incremental crude pipeline capacity out of the Permian basin, and is underpinned by take-or-pay contracts.

The 497MW HoHe See Offshore Wind project, located in the German North Sea, commenced operations in October with turbines connected and feeding electricity into the grid. The adjacent 112MW expansion, Albatros, continues to advance as planned with all wind turbines installed and is expected to be fully operational by the end of the year. Power generated by the project will receive long-term fixed pricing for 20 years, providing strong returns underpinned by a low-risk commercial model.

Line 3 Replacement
The $9 billion Line 3 Replacement Project is a significant component of the Company’s secured project inventory. It is a critical integrity replacement project that will enhance the safety and reliability of Enbridge's Liquids Mainline System.

The Company reached a commercial agreement with its shippers on an interim surcharge until the US portion of the line is completed and it plans to move ahead to place the Canadian segment of the Line 3 Replacement in service on December 1, 2019. This agreement reaffirms the Company's commitment to construct and operate a safe new state of the art pipeline. The capital cost for the Line 3 Replacement Project came in slightly below budget in Canada.

On September 17, the Minnesota Supreme Court denied all remaining appeals of the EIS, thus returning jurisdiction to the MPUC to address the one narrow deficiency in the EIS that was previously identified. The MPUC had indicated that the agency will seek public comment and work expeditiously to address the EIS deficiency. Consistent with this statement, at a hearing on October 1, the MPUC directed the Department of Commerce to complete the additional spill modelling work and submit a revised EIS by December 9. At this time, Enbridge cannot determine when all necessary permits will be issued pending receipt of further information from the MPUC on a timeline to finalize the EIS and reaffirm the Certificate of Need and Route Permit. The State environmental permitting agencies have continued to advance their work, to the extent possible, in parallel with the ongoing EIS process. The Company expects to hear from the MPUC regarding further updated process and timelines after which the agencies are expected to reset their schedules to align with the MPUC process.

Depending on the final in-service date, there is a risk that the project may exceed the Company's total cost estimate of $9 billion for the combined Line 3 Replacement Project. However, at this time, the Company does not anticipate any capital cost impacts that would be material to Enbridge's financial position and outlook.

OTHER BUSINESS UPDATES

Mainline Contracting
On September 27, in light of select producer complaints, the Canada Energy Regulator (CER) decided that Enbridge may not offer firm service to prospective shippers on the Liquids Mainline System until such firm service has been approved by the CER. While this decision was a significant departure from past regulatory precedents, the CER noted that its decision to hold a regulatory review prior to the open season does not prejudice Enbridge’s ability to offer long term priority access contracts on the Mainline system.

Enbridge’s Mainline contract offering is the result of 18 months of extensive negotiations with its diverse customer base and was formulated in direct response to its core customer base who want toll certainty and priority access. These shippers, which represent the majority of Mainline throughput, continue to support the offering.

As a result, Enbridge plans to file an application to the CER seeking approval of a firm service offering as soon as practical.

WCSB Egress Initiatives
By the end of this year, the Company expects to deliver approximately 100 kbpd of incremental Mainline capacity. This additional capacity will be achieved within the Company's current system capacity and operating parameters through crude delivery and receipt window efficiencies further enhanced by the operational flexibility of bringing the Canadian segment of Line 3 Replacement into service, optimization of crude quality slates, as well as the recovery of existing capacity. Together, these capital efficient initiatives will provide much needed and cost effective near-term egress for Western Canadian Sedimentary Basin (WCSB) production.
The Company successfully completed an open season resulting in a 50 kbpd expansion of the Express pipeline. This expansion will provide additional takeaway capacity out of the WCSB to serve the PADD IV market and is expected to ramp up in the first half of 2020.
Market Access Initiatives
Seaway Pipeline announced its intention to launch an open season for up to 200 kbpd of incremental light crude capacity on Seaway’s existing system originating in Cushing, Oklahoma and extending to the Texas Gulf Coast area. This highly cost effective expansion would de-bottleneck and optimize the system principally through pump upgrades. Initial expansion capacity could be available by mid-2020, with the expansion expected to be fully in-service in 2022.
In the Bakken, the binding open season on the Dakota Access Pipeline that was launched this summer has recently been extended and modified to include HFOTCO as a destination for shippers. This open season will solicit additional shipper commitments for transportation service that would further support a capacity optimization of up to 1.1 million barrels per day.

Gas Transmission Rate Cases
One of the Company’s strategic priorities is to ensure timely and fair returns on existing and new capital additions to the Company’s U.S. natural gas transmission systems. Following extensive negotiations on the Texas Eastern rate case, Enbridge reached an agreement with shippers and filed the Stipulation and Agreement on October 28 with the Federal Energy Regulatory Commission (FERC) and expects an approval in the second quarter of next year. The Company has also commenced rate discussions with Algonquin customers with the expectation of a pre-packaged settlement on that system.

Utilities Update
During the quarter, the Company received a Decision and Order from the Ontario Energy Board (OEB) on its application for 2019 rates. The 2019 rate application was filed in December 2018 in accordance with the parameters of the Company’s OEB approved incentive based regulatory framework and represents the first year of a five-year term. The Decision and Order approved an effective date for base rates of April 1, 2019, and the inclusion of incremental capital module amounts to allow for the recovery of incremental capital investments.

ASSET SALES & FINANCING UPDATE

In 2018, Enbridge reached agreements to sell over $7.8 billion of non-core assets. Enbridge has now received total proceeds of $6.1 billion, including $0.4 billion from the closing of the sale of Enbridge Gas New Brunswick on October 1, 2019 and St. Lawrence Gas Company on November 1, 2019. Enbridge anticipates the remaining proceeds related to the close of the CER regulated Canadian gas gathering and processing assets in the fourth quarter of 2019. These sales provide the Company with further financial flexibility to self-fund its secured growth program, including $2.5 billion of newly secured projects in 2019. As of September 30, the Company's consolidated Debt-to-EBITDA ratio was 4.6x on a trailing twelve month basis. This is well within the Company’s long term target credit metric range of 4.5x to below 5.0x Debt-to-EBITDA.

The Company continued to execute on its capital funding plan in the third quarter with total year to date term debt issuances exceeding $4 billion. The bulk of these issuances have been to re-finance maturing debt at significantly lower coupon rates. Notably, in August, Enbridge Gas Inc. completed its inaugural term debt offerings in the Canadian debt capital markets for a total of $700 million. Also in August, Algonquin Gas Transmission, LLC issued US$500 million of 10 year notes through a private placement transaction. In early October, Enbridge Inc. completed a $1 billion single tranche offering of 10 year notes in the Canadian debt capital markets.

EXECUTIVE LEADERSHIP CHANGES

Today, Enbridge announced the following executive leadership changes, effective February 28, 2020. Guy Jarvis, Executive Vice President, Liquids Pipelines, has decided to retire at the end of February 2020, after close to 20 years with Enbridge.

Guy has been in the energy business for over 33 years. His career with Enbridge began as VP, Gas Services and over the years he has held numerous leadership roles in Liquids Pipelines, Investor Relations & Enterprise Risk, and as President, Enbridge Gas Distribution and President, Liquids Pipelines & Major Projects.

"Several of Guy’s accomplishments stand out", said President & CEO Al Monaco. "His extensive efforts to optimize throughput on the Mainline system resulting in record volumes while also driving record pipeline safety performance; execution of our regional oil sands strategy; delivering the Line 3 Replacement Project in Canada and navigating the US portion through a challenging process; and leading the execution of our US Gulf Coast strategy.”

In alignment with our long-standing commitment to succession planning, Vern Yu, President and Chief Operating Officer Liquids Pipelines, who has been developed as successor for this role, will assume responsibilities as the Executive Vice President & President Liquids Pipelines.

In June 2019, Vern was appointed President & Chief Operating Officer, Liquids Pipelines accountable for Operations, Engineering and Asset Management, and Pipeline Control for Liquids Pipelines. Prior to this, Vern was Executive Vice President & Chief Development Officer. During his 25+ years with Enbridge, Vern has held leadership roles in Finance and Corporate Development as well as leading the business and market development activities for Liquids

Pipelines. Vern is a professional engineer and has a Master of Business Administration and Bachelor of Applied Science (Engineering).

"Among his achievements Vern led Liquids Pipelines through the largest slate of organic growth projects in Enbridge history. As Chief Development Officer, he led the $37B acquisition of Spectra Energy and in 2018 executed our priority of selling non-core assets and simplifying the corporate structure." said President & CEO Al Monaco.

THIRD QUARTER 2019 FINANCIAL RESULTS

The following table summarizes the Company's GAAP reported results for segment EBITDA, earnings attributable to common shareholders, and cash provided by operating activities for the third quarter of 2019.
GAAP SEGMENT EBITDA AND CASH FLOW FROM OPERATIONS

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
(unaudited, millions of Canadian dollars)
Liquids Pipelines	1,646	1,875	5,710	4,353
Gas Transmission and Midstream	772	(60)	2,733	1,080
Gas Distribution	252	256	1,304	1,262
Renewable Power Generation and Transmission	82	51	300	286
Energy Services	91	(96)	318	108
Eliminations and Other	(40)	29	315	(368)
EBITDA	2,803	2,055	10,680	6,721

Earnings attributable to common shareholders	949	(90)	4,576	1,426

Cash provided by operating activities	2,735	1,461	7,405	7,999

For purposes of evaluating performance, the Company makes adjustments for unusual, non-recurring or non-operating factors to GAAP reported earnings, segment EBITDA, and cash flow provided by operating activities, which allow Management and investors to more accurately compare the Company’s performance across periods, normalizing for factors that are not indicative of the underlying business performance. Tables incorporating these adjustments follow below. Schedules reconciling EBITDA, adjusted EBITDA, adjusted EBITDA by segment, adjusted earnings, adjusted earnings per common share and DCF to their closest GAAP equivalent are provided in the Appendices to this news release.

DISTRIBUTABLE CASH FLOW

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
(unaudited, millions of Canadian dollars, except per share amounts)
Liquids Pipelines	1,826	1,633	5,321	4,889
Gas Transmission and Midstream	944	1,038	2,920	3,116
Gas Distribution	255	259	1,338	1,274
Renewable Power Generation and Transmission	82	73	305	337
Energy Services	27	10	291	94
Eliminations and Other	(26)	(55)	(90)	(181)
Adjusted EBITDA[1,3]	3,108	2,958	10,085	9,529
Maintenance capital	(293)	(324)	(741)	(783)
Interest expense[1]	(666)	(705)	(2,012)	(2,060)
Current income tax[1]	(94)	(71)	(305)	(228)
Distributions to noncontrolling interests and redeemable noncontrolling interests[1]	(50)	(302)	(150)	(901)
Cash distributions in excess of equity earnings[1]	144	90	427	267
Preference share dividends	(96)	(94)	(287)	(268)
Other receipts of cash not recognized in revenue[2]	53	53	139	157
Other non-cash adjustments	(1)	(20)	17	42
DCF[3]	2,105	1,585	7,173	5,755
Weighted average common shares outstanding	2,018	1,705	2,017	1,695

1	Presented net of adjusting items.

2	Consists of cash received net of revenue recognized for contracts under make-up rights and similar deferred revenue arrangements.

3	Schedules reconciling adjusted EBITDA and DCF are available as Appendices to this news release.

Third quarter 2019 DCF increased by $520 million compared to the same period in 2018. The key drivers of quarter-over-quarter growth are summarized below:

•
An increase in adjusted EBITDA primarily due to strong base operating performance including higher throughput, and incremental contributions from new projects placed into service. For further detail on business performance refer to Adjusted EBITDA by Segments below.

•
Lower distributions to noncontrolling and redeemable noncontrolling interests following the completion of Enbridge's buy-in of the publicly held interest in its sponsored vehicles, which were completed in the fourth quarter of 2018.

•	Higher equity distributions in excess of equity earnings from equity investments due to strong performance as well as new equity investments placed into service.

Partially offsetting the DCF growth drivers noted above:

•	Higher current income taxes in part as a result of higher earnings before income taxes.

ADJUSTED EARNINGS	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
(unaudited, millions of Canadian dollars, except per share amounts)
Adjusted EBITDA[2]	3,108	2,958	10,085	9,529
Depreciation and amortization	(844)	(799)	(2,526)	(2,452)
Interest expense[1]	(651)	(682)	(1,962)	(1,981)
Income taxes[1]	(377)	(212)	(1,144)	(701)
Noncontrolling interests and redeemable noncontrolling interests[1]	(16)	(238)	(53)	(721)
Preference share dividends	(96)	(94)	(287)	(272)
Adjusted earnings[2]	1,124	933	4,113	3,402
Adjusted earnings per common share	0.56	0.55	2.04	2.01

1	Presented net of adjusting items.

2	Schedules reconciling adjusted EBITDA and adjusted earnings are available as Appendices to this news release.

Adjusted earnings increased by $191 million for the third quarter of 2019 compared to the same period in 2018. Growth in adjusted earnings was driven by the same factors impacting business performance and adjusted EBITDA as discussed under Distributable Cash Flow above, partially offset by the following factors:

•
Higher depreciation and amortization expense as a result of placing new assets into service, net of depreciation expense no longer recorded for assets which were classified as assets held for sale or sold during second half of 2018.

•
Higher income tax expense, in part due to higher earnings before tax and a higher effective income tax rate. The period-over-period increase in the effective income tax rate is partly due to the buy-in of the US Master Limited Partnerships (MLP), Enbridge Energy Partners, L.P. and Spectra Energy Partners, LP, which results in the Company being taxed on 100% of the MLP earnings rather than the Company’s proportionate share of their earnings.

Adjusted earnings per share for the third quarter of 2019 increased by $0.01 compared with the third quarter of 2018. The increase in adjusted earnings noted above was partially offset on a per share basis by the issuance of approximately 297 million common shares to acquire, in separate transactions, all of the outstanding equity securities of the Company's sponsored vehicles not beneficially owned by Enbridge during the fourth quarter of 2018.

ADJUSTED EBITDA BY SEGMENTS

Adjusted EBITDA by segment is reported on a Canadian dollar basis. Adjusted EBITDA generated from U.S. dollar denominated businesses were translated at weaker average Canadian dollar exchange rates in the third quarter of 2019 (C$1.32/$US) when compared to the corresponding 2018 period (C$1.31/$US). A portion of the U.S. dollar earnings are hedged under the Company's enterprise-wide financial risk management program. The offsetting hedge settlements are reported within Eliminations and Other.

LIQUIDS PIPELINES

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
(unaudited, millions of Canadian dollars)
Mainline System[1]	1,026	952	2,940	2,850
Regional Oil Sands System	218	214	648	642
Gulf Coast and Mid-Continent System	227	169	708	508
Other[2]	355	298	1,025	889
Adjusted EBITDA[3]	1,826	1,633	5,321	4,889

Operating Data (average deliveries – thousands of bpd)
Mainline System - ex-Gretna volume[4]	2,714	2,578	2,698	2,613
Regional Oil Sands System[5]	1,839	1,863	1,803	1,789
International Joint Tariff (IJT)[6]	$4.21	$4.15	$4.17	$4.10
1 Mainline System includes the Canadian Mainline and the Lakehead System, which were previously reported separately.
2 Included within Other are Southern Lights Pipeline, Express-Platte System, Bakken System and Feeder Pipelines & Other.
3 Schedules reconciling adjusted EBITDA are provided in the Appendices to this news release.
4 Mainline System throughput volume represents mainline system deliveries ex-Gretna, Manitoba which is made up of United States and eastern Canada deliveries originating from Western Canada.
5 Volumes are for the Athabasca mainline, Athabasca Twin, Waupisoo Pipeline and Woodland Pipeline and exclude laterals on the Regional Oil Sands System.
6 The IJT benchmark toll and its components are set in U.S. dollars and the majority of the Company’s foreign exchange risk on the Canadian portion of the Mainline is hedged. The Canadian portion of the Mainline represents approximately 45% of total Mainline System revenue and the average effective FX rate for the Canadian portion of the Mainline during the third quarter of 2019 was US$1.19 (Q3 2018: US$1.26).
The US portion of the Mainline System is subject to FX translation similar to the Company’s other US based businesses, which are translated at the average spot rate for a given period. A portion of this US dollar translation exposure is hedged under the Company's enterprise-wide financial risk management program. The offsetting hedge settlements are reported within Eliminations and Other.

Liquids Pipelines adjusted EBITDA increased by $193 million for the third quarter of 2019 when compared to the same period in 2018. The key quarter-over-quarter performance drivers are summarized below:

•
Mainline System adjusted EBITDA reflected higher throughput, driven by strong supply and continued optimizations of the system, as well as a higher period-over-period IJT. Partially offsetting the increase to EBITDA was a lower foreign exchange rate on contracts used to hedge U.S. dollar denominated revenues from the Canadian portion of the Mainline System.

•	Gulf Coast and Mid-Continent System growth was driven by strong demand in the US Gulf Coast for Canadian crude which drove higher volumes on the Flanagan South and Seaway pipelines.

•	Other increased primarily as a result of strong throughput on the Bakken Pipeline System.

GAS TRANSMISSION AND MIDSTREAM

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
(unaudited, millions of Canadian dollars)
US Gas Transmission	689	661	2,052	1,979
Canadian Gas Transmission[1]	163	249	569	775
US Midstream	43	97	146	265
Other	49	31	153	97
Adjusted EBITDA[2]	944	1,038	2,920	3,116
1 Canadian Gas Transmission includes Alliance Pipeline, which was previously reported separately.
2 Schedules reconciling adjusted EBITDA are available as Appendices to this news release.

•
Gas Transmission and Midstream adjusted EBITDA decreased by $94 million for the third quarter of 2019 when compared to the same period in 2018. The key quarter-over-quarter performance drivers are summarized below:

•
US Gas Transmission adjusted EBITDA reflected higher contributions from new pipelines places into service in late 2018, including Valley Crossing. The increase in EBITDA was partially offset by higher planned integrity expenditures and lower revenues and higher operating costs associated with the Texas Eastern pipeline system incident in Lincoln County, Kentucky.

•
Canadian Gas Transmission adjusted EBITDA period-over-period results primarily reflect the absence of contributions from the provincially regulated Canadian natural gas gathering and processing business which was sold on October 1, 2018 as well as higher operating costs. The sale of the remaining CER regulated assets is expected to close in the fourth quarter of 2019.

•
US Midstream adjusted EBITDA primarily reflects the absence of EBITDA from Midcoast Operating, L.P. which was sold on August 1, 2018, as well as lower commodity prices impacting fractionation margins at Aux Sable.

•	Other adjusted EBITDA growth is driven by contributions from the Big Foot Oil and Gas offshore pipelines which was placed into service during 2018.

GAS DISTRIBUTION

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
(unaudited, millions of Canadian dollars)
Enbridge Gas Inc. (EGI)	255	258	1,270	1,191
Other	—	1	68	83
Adjusted EBITDA[1]	255	259	1,338	1,274

Operating Data
EGI
Volumes (billions of cubic feet)	269	271	1,328	1,290
Number of active customers (thousands)[2]			3,731	3,689
Heating degree days[3]
Actual	60	69	2,699	2,526
Forecast based on normal weather[4]	97	96	2,535	2,533
1 Schedules reconciling adjusted EBITDA are available as Appendices to this news release.

2	Number of active customers at the end of the reported period.

3	Heating degree days is a measure of coldness that is indicative of volumetric requirements for natural gas utilized for heating purposes in EGI's distribution franchise areas.

4	As per Ontario Energy Board approved methodology used in setting rates.

Enbridge Gas Distribution and Union Gas were amalgamated on January 1, 2019. The amalgamated company has been renamed Enbridge Gas Inc. (EGI). Post amalgamation the financial results of EGI reflect the combined performance of the two legacy utility operations.

Gas Distribution adjusted EBITDA will typically follow a seasonal profile. It is generally highest in the first and fourth quarters of the year reflecting greater volumetric usage during the heating season, and lowest in the third quarter as there is generally less volumetric usage during the summer. The magnitude of the seasonal EBITDA fluctuations will vary from year-to-year reflecting the impact of colder or warmer than normal weather on distribution volumes in a given quarter.

Gas Distribution adjusted EBITDA decreased by $4 million for the third quarter 2019 when compared to the same period in 2018. The key quarter-over-quarter performance drivers are summarized below:

•
EGI adjusted EBITDA increased due to higher distribution charges primarily resulting from increases in distribution rates and customer base, as well as synergy captures realized from the amalgamation of Enbridge Gas Distribution and Union Gas.

•	These increases were more than offset by accelerated capital cost allowance deductions reflected as a pass through to customers.

On October 1, 2019, the Company completed the sale of Enbridge Gas New Brunswick.

RENEWABLE POWER GENERATION AND TRANSMISSION

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
(unaudited, millions of Canadian dollars)
Adjusted EBITDA[1]	82	73	305	337
1 Schedules reconciling adjusted EBITDA are available as Appendices to this news release.

Renewable Power Generation and Transmission adjusted EBITDA increased by $9 million for the third quarter of 2019 when compared to the same period in 2018. The key quarter-over-quarter performance drivers are summarized below:

•	Stronger wind resources across the majority of the Company’s North American wind facilities, partially offset by higher mechanical repair costs at certain United States wind facilities.

•	Higher contributions from the Rampion Offshore Wind Project.

ENERGY SERVICES

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
(unaudited, millions of Canadian dollars)
Adjusted EBITDA[1]	27	10	291	94
1 Schedules reconciling adjusted EBITDA are available as Appendices to this news release.

Energy Services adjusted EBITDA increased by $17 million for the third quarter of 2019 when compared to the same period in 2018. The key quarter-over-quarter performance drivers are summarized below:

•
Higher EBITDA contributions from Energy Services crude operations as a result of the widening of certain location and quality differentials during the second half of 2018 and the first quarter of 2019, which increased opportunities to generate profitable transportation margins that were realized during 2019.

ELIMINATIONS AND OTHER

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
(unaudited, millions of Canadian dollars)
Operating and administrative	24	4	76	(27)
Realized foreign exchange hedge settlements	(50)	(59)	(166)	(154)
Adjusted loss before interest, income taxes, and depreciation and amortization[1]	(26)	(55)	(90)	(181)
1 Schedules reconciling adjusted EBITDA are available as Appendices to this news release.

Operating and administrative costs captured in this segment reflect the cost of centrally delivered services (including depreciation of corporate assets) inclusive of amounts recovered from business units for the provision of those services. Also, as previously noted, U.S. dollar denominated earnings within the segment results are translated at average foreign exchange rates during the quarter. The offsetting impact of settlements made under the Company's enterprise foreign exchange hedging program is captured in this segment.

Eliminations and Other adjusted loss before interest, income taxes and depreciation and amortization decreased by $29 million for the third quarter of 2019, when compared to the same period in 2018. The key quarter-over-quarter performance drivers are summarized below:

•	Lower operating and administrative costs in 2019.

•
Lower realized foreign exchange hedge settlement losses primarily due to a favourable spread between the average exchange rate of $1.32 for the third quarter of 2019 (Q3 2018: $1.31) and the third quarter 2019 hedge rate of $1.24 (Q3 2018: $1.16), partially offset by a higher notional amount of foreign currency derivatives.

CONFERENCE CALL

Enbridge will host a conference call and webcast on November 8, 2019 at 9:00 a.m. Eastern Time (7:00 a.m. Mountain Time) to provide an enterprise wide business update and review 2019 third quarter financial results. Analysts, members of the media and other interested parties can access the call toll free at (877) 930-8043 or within and outside North America at (253) 336-7522 using the access code of 1219978#. The call will be audio webcast live at https://edge.media-server.com/mmc/p/2zy7rez2. A webcast replay and podcast will be available approximately two hours after the conclusion of the event and a transcript will be posted to the website within 24 hours. The replay will be available for seven days after the call toll-free (855) 859-2056 or within and outside North America at (404) 537-3406 (access code 1219978#).

The conference call format will include prepared remarks from the executive team followed by a question and answer session for the analyst and investor community only. Enbridge’s media and investor relations teams will be available after the call for any additional questions.

DIVIDEND DECLARATION

On November 5, 2019, the Company's Board of Directors declared the following quarterly dividends. All dividends are payable on December 1, 2019, to shareholders of record on November 15, 2019.

Dividend per share
Common Shares	$0.73800
Preference Shares, Series A	$0.34375
Preference Shares, Series B	$0.21340
Preference Shares, Series C1	$0.25243
Preference Shares, Series D	$0.27875
Preference Shares, Series F	$0.29306
Preference Shares, Series H	$0.27350
Preference Shares, Series J	US$0.30540
Preference Shares, Series L	US$0.30993
Preference Shares, Series N	$0.31788
Preference Shares, Series P2	$0.27369
Preference Shares, Series R3	$0.25456
Preference Shares, Series 1	US$0.37182
Preference Shares, Series 3[4]	$0.23356
Preference Shares, Series 5[5]	US$0.33596
Preference Shares, Series 7[6]	$0.27806
Preference Shares, Series 9	$0.27500
Preference Shares, Series 11	$0.27500
Preference Shares, Series 13	$0.27500
Preference Shares, Series 15	$0.27500
Preference Shares, Series 17	$0.32188
Preference Shares, Series 19	$0.30625

1
The quarterly dividend per share paid on Series C was decreased to $0.25395 from $0.25459 on March 1, 2019, was increased to $0.25647 from $0.25395 on June 1, 2019 and was decreased to $0.25243 from $0.25647 on September 1, 2019, due to reset on a quarterly basis following the date of issuance of the Series C Preference Shares

2	The quarterly dividend per share paid on Series P was increased to $0.27369 from $0.25000 on March 1, 2019, due to reset of the annual dividend on March 1, 2019, and every five years thereafter.

3	The quarterly dividend per share paid on Series R was increased to $0.25456 from $0.25000 on June 1, 2019, due to the reset of the annual dividend on June 1, 2019, and every five years thereafter.

4
The quarterly dividend per share paid on Series 3 was decreased to $0.23356 from $0.25000 on September 1, 2019, due to the reset of the annual dividend on September 1, 2019, and every five year thereafter.

5	The quarterly dividend per share paid on Series 5 was increased to US$0.33596 from US$0.27500 on March 1, 2019, due to reset of the annual dividend on March 1, 2019, and every five years thereafter.

6	The quarterly dividend per share paid on Series 7 was increased to $0.27806 from $0.27500 on March 1, 2019, due to reset of the annual dividend on March 1, 2019, and every five years thereafter.

FORWARD-LOOKING INFORMATION
Forward-looking information, or forward-looking statements, have been included in this news release to provide information about the Company and its subsidiaries and affiliates, including management’s assessment of Enbridge and its subsidiaries’ future plans and operations. This information may not be appropriate for other purposes. Forward-looking statements are typically identified by words such as ‘‘anticipate’’, ‘‘expect’’, ‘‘project’’, ‘‘estimate’’, ‘‘forecast’’, ‘‘plan’’, ‘‘intend’’, ‘‘target’’, ‘‘believe’’, “likely” and similar words suggesting future outcomes or statements regarding an outlook. Forward-looking information or statements included or incorporated by reference in this document include, but are not limited to, statements with respect to the following: expected EBITDA or expected adjusted EBITDA; expected earnings/(loss) or adjusted earnings/(loss); expected earnings/(loss) or adjusted earnings/(loss) per share; expected DCF or DCF per share; expected future cash flows; expected performance of the Company’s businesses; financial strength and flexibility; expectations on sources of liquidity and sufficiency of financial resources; expected credit metrics and debt to EBITDA levels; expected cost of capital and costs related to announced projects and projects under construction; expected in-service dates for announced projects and projects under construction; expected capital expenditures; expected equity funding requirements for the Company's commercially secured growth program; expected future growth and expansion opportunities, including optimization plans; expectations about the Company’s joint venture partners’ ability to complete and finance projects under construction; expected closing of acquisitions and dispositions and the timing thereof; expected future actions of regulators and courts; expectations regarding commodity prices; supply forecasts; expectations regarding the impact of transactions, including the transactions undertaken to simplify the Company's corporate structure; plans to launch binding open seasons, including the terms and timing thereof; toll and rate case discussions and filings, including Mainline Contracting; and dividend growth and dividend payout expectation.

Although Enbridge believes these forward-looking statements are reasonable based on the information available on the date such statements are made and processes used to prepare the information, such statements are not guarantees of future performance and readers are cautioned against placing undue reliance on forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties and other factors, which may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by such statements. Material assumptions include assumptions about the following: the expected supply of and demand for crude oil, natural gas, natural gas liquids (NGL) and renewable energy; prices of crude oil, natural gas, NGL and renewable energy; exchange rates; inflation; interest rates; availability and price of labour and construction materials; operational reliability; customer and regulatory approvals; maintenance of support and regulatory approvals for the Company’s projects; anticipated in-service dates; weather; the timing and closing of acquisitions and dispositions; the realization of anticipated benefits and synergies of transactions; governmental legislation; litigation; the success of integration plans; impact of the Company's dividend policy on its future cash flows; credit ratings; capital project funding; expected EBITDA or expected adjusted EBITDA; expected earnings/(loss) or adjusted earnings/(loss); expected earnings/(loss) or adjusted earnings/(loss) per share; expected future cash flows and expected future DCF and DCF per share; and estimated future dividends. Assumptions regarding the expected supply of and demand for crude oil, natural gas, NGL and renewable energy, and the prices of these commodities, are material to and underlie all forward-looking statements, as they may impact current and future levels of demand for the Company’s services. Similarly, exchange rates, inflation and interest rates impact the economies and business environments in which the Company operates and may impact levels of demand for the Company’s services and cost of inputs, and are therefore inherent in all forward-looking statements. Due to the interdependencies and correlation of these macroeconomic factors, the impact of any one assumption on a forward-looking statement cannot be determined with certainty, particularly with respect to the expected EBITDA, expected adjusted EBITDA, earnings/(loss), expected adjusted earnings/(loss), expected DCF and associated per share amounts, or estimated future dividends. The most relevant assumptions associated with forward-looking statements regarding announced projects and projects under construction, including estimated completion dates and expected capital expenditures, include the following: the availability and price of labour and construction materials; the effects of inflation and foreign exchange rates on labour and material costs; the effects of interest rates on borrowing costs;

the impact of weather and customer, government and regulatory approvals on construction and in-service schedules and cost recovery regimes.

Enbridge’s forward-looking statements are subject to risks and uncertainties pertaining to the realization of anticipated benefits and synergies of projects and transactions, operating performance, the Company's dividend policy, regulatory parameters, changes in regulations applicable to the Company's business, acquisitions and dispositions, litigation, project approval and support, renewals of rights of way, weather, economic and competitive conditions, public opinion, changes in tax laws and tax rates, changes in trade agreements, exchange rates, interest rates, commodity prices, political decisions and supply of and demand for commodities, including but not limited to those risks and uncertainties discussed in this news release and in the Company’s other filings with Canadian and United States securities regulators. The impact of any one risk, uncertainty or factor on a particular forward-looking statement is not determinable with certainty as these are interdependent and Enbridge’s future course of action depends on management’s assessment of all information available at the relevant time. Except to the extent required by applicable law, Enbridge assumes no obligation to publicly update or revise any forward-looking statements made in this news release or otherwise, whether as a result of new information, future events or otherwise. All forward-looking statements, whether written or oral, attributable to Enbridge or persons acting on the Company’s behalf, are expressly qualified in their entirety by these cautionary statements.

ABOUT ENBRIDGE INC.
Enbridge Inc. is a leading North American energy infrastructure company. We safely and reliably deliver the energy people need and want to fuel quality of life. Our core businesses include Liquids Pipelines, which transports approximately 25 percent of the crude oil produced in North America; Gas Transmission and Midstream, which transports approximately 20 percent of the natural gas consumed in the U.S.; and Utilities and Power Operations, which serves approximately 3.7 million retail customers in Ontario and Quebec, and generates approximately 1,750 MW of net renewable power in North America and Europe. The Company's common shares trade on the Toronto and New York stock exchanges under the symbol ENB. For more information, visit www.enbridge.com.

None of the information contained in, or connected to, Enbridge’s website is incorporated in or otherwise part of this news release.

FOR FURTHER INFORMATION PLEASE CONTACT:
Enbridge Inc. – Media	Enbridge Inc. – Investment Community
Jesse Semko	Jonathan Morgan
Toll Free: (888) 992-0997	Toll Free: (800) 481-2804
Email: media@enbridge.com	Email: investor.relations@enbridge.com

NON-GAAP RECONCILIATIONS APPENDICES

This news release contains references to adjusted EBITDA, adjusted earnings, adjusted earnings per common share, and DCF. Management believes the presentation of these metrics gives useful information to investors and shareholders as they provide increased transparency and insight into the performance of the Company.

Adjusted EBITDA represents EBITDA adjusted for unusual, non-recurring or non-operating factors on both a consolidated and segmented basis. Management uses adjusted EBITDA to set targets and to assess the performance of the Company and its Business Units.

Adjusted earnings represent earnings attributable to common shareholders adjusted for unusual, non-recurring or non-operating factors included in adjusted EBITDA, as well as adjustments for unusual, non-recurring or non-operating factors in respect of depreciation and amortization expense, interest expense, income taxes, noncontrolling interests and redeemable noncontrolling interests on a consolidated basis. Management uses adjusted earnings as another measure of the Company’s ability to generate earnings.

DCF is defined as cash flow provided by operating activities before the impact of changes in operating assets and liabilities (including changes in environmental liabilities) less distributions to noncontrolling interests and redeemable noncontrolling interests, preference share dividends and maintenance capital expenditures, and further adjusted for unusual, non-recurring or non-operating factors. Management also uses DCF to assess the performance of the Company and to set its dividend payout target.

Reconciliations of forward-looking non-GAAP financial measures to comparable GAAP measures are not available due to the challenges and impracticability with estimating some of the items, particularly certain contingent liabilities, and non-cash unrealized derivative fair value losses and gains which are subject to market variability. Because of those challenges, a reconciliation of forward-looking non-GAAP financial measures is not available without unreasonable effort.

Our non-GAAP measures described above are not measures that have standardized meaning prescribed by generally accepted accounting principles in the United States of America (U.S. GAAP) and are not U.S. GAAP measures. Therefore, these measures may not be comparable with similar measures presented by other issuers.

The tables below provide a reconciliation of the non-GAAP measures to comparable GAAP measures.

APPENDIX A
NON-GAAP RECONCILIATIONS – ADJUSTED EBITDA AND ADJUSTED EARNINGS

CONSOLIDATED EARNINGS

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
(unaudited, millions of Canadian dollars)
Liquids Pipelines	1,646	1,875	5,710	4,353
Gas Transmission and Midstream	772	(60)	2,733	1,080
Gas Distribution	252	256	1,304	1,262
Renewable Power Generation and Transmission	82	51	300	286
Energy Services	91	(96)	318	108
Eliminations and Other	(40)	29	315	(368)
EBITDA	2,803	2,055	10,680	6,721
Depreciation and amortization	(844)	(799)	(2,526)	(2,452)
Interest expense	(644)	(696)	(1,966)	(2,042)
Income tax expense	(255)	(347)	(1,275)	(177)
Earnings attributable to noncontrolling interests and redeemable noncontrolling interests	(15)	(209)	(50)	(352)
Preference share dividends	(96)	(94)	(287)	(272)
Earnings/(loss) attributable to common shareholders	949	(90)	4,576	1,426

ADJUSTED EBITDA TO ADJUSTED EARNINGS

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
(unaudited, millions of Canadian dollars, except per share amounts)
Liquids Pipelines	1,826	1,633	5,321	4,889
Gas Transmission and Midstream	944	1,038	2,920	3,116
Gas Distribution	255	259	1,338	1,274
Renewable Power Generation and Transmission	82	73	305	337
Energy Services	27	10	291	94
Eliminations and Other	(26)	(55)	(90)	(181)
Adjusted EBITDA	3,108	2,958	10,085	9,529
Depreciation and amortization	(844)	(799)	(2,526)	(2,452)
Interest expense	(651)	(682)	(1,962)	(1,981)
Income taxes	(377)	(212)	(1,144)	(701)
Noncontrolling interests and redeemable noncontrolling interests	(16)	(238)	(53)	(721)
Preference share dividends	(96)	(94)	(287)	(272)
Adjusted earnings	1,124	933	4,113	3,402
Adjusted earnings per common share	0.56	0.55	2.04	2.01

EBITDA TO ADJUSTED EARNINGS

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
(unaudited, millions of Canadian dollars, except per share amounts)
EBITDA	2,803	2,055	10,680	6,721
Adjusting items:
Change in unrealized derivative fair value (gain)/loss	79	(264)	(1,052)	295
Asset write-down loss	105	1,019	105	2,086
Loss on sale of assets	—	94	—	94
Employee severance, transition and transformation costs	23	17	88	143
Asset monetization transaction costs	—	45	—	65
Equity investment asset impairment	62	—	62	33
Write-down of inventory to the lower of cost or market	27	7	171	23
Other	9	(15)	31	69
Total adjusting items	305	903	(595)	2,808
Adjusted EBITDA	3,108	2,958	10,085	9,529
Depreciation and amortization	(844)	(799)	(2,526)	(2,452)
Interest expense	(644)	(696)	(1,966)	(2,042)
Income tax expense	(255)	(347)	(1,275)	(177)
Earnings attributable to noncontrolling interests and redeemable noncontrolling interests	(15)	(209)	(50)	(352)
Preference share dividends	(96)	(94)	(287)	(272)
Adjusting items in respect of:
Interest expense	(7)	14	4	61
Income taxes	(122)	135	131	(524)
Noncontrolling interests and redeemable noncontrolling interests	(1)	(29)	(3)	(369)
Adjusted earnings	1,124	933	4,113	3,402
Adjusted earnings per common share	0.56	0.55	2.04	2.01

APPENDIX B NON-GAAP RECONCILIATION – SEGMENTED EBITDA TO ADJUSTED EBITDA

LIQUIDS PIPELINES

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
(unaudited, millions of Canadian dollars)
Adjusted EBITDA	1,826	1,633	5,321	4,889
Change in unrealized derivative fair value gain/(loss)	(180)	211	390	(362)
Asset write-down loss - asset held for sale	—	—	—	(154)
Gain on sale of pipe	—	28	—	28
Employee severance, transition and transformation costs	—	3	—	(25)
Other	—	—	(1)	(23)
Total adjustments	(180)	242	389	(536)
EBITDA	1,646	1,875	5,710	4,353

GAS TRANSMISSION AND MIDSTREAM

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
(unaudited, millions of Canadian dollars)
Adjusted EBITDA	944	1,038	2,920	3,116
Change in unrealized derivative fair value gain	—	23	—	25
Asset write-down loss - US Midstream	—	(1,019)	—	(1,932)
Asset write-down loss - US Gas Transmission	(105)	—	(105)	—
Equity investment asset impairment	(62)	—	(62)	—
Loss on sale of assets	—	(74)	—	(74)
Asset monetization transaction costs	—	(20)	—	(20)
Employee severance, transition and transformation costs	—	(3)	—	(10)
Other	(5)	(5)	(20)	(25)
Total adjustments	(172)	(1,098)	(187)	(2,036)
EBITDA	772	(60)	2,733	1,080

GAS DISTRIBUTION

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	255	259	1,338	1,274
Change in unrealized derivative fair value gain	1	—	9	3
Noverco Inc. equity earnings adjustment	—	—	—	(9)
Employee severance, transition and transformation costs	(4)	(3)	(43)	(6)
Total adjustments	(3)	(3)	(34)	(12)
EBITDA	252	256	1,304	1,262

RENEWABLE POWER GENERATION AND TRANSMISSION

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
(unaudited, millions of Canadian dollars)
Adjusted EBITDA	82	73	305	337
Change in unrealized derivative fair value gain/(loss)	—	(2)	2	2
Equity investment asset impairment	—	—	—	(33)
Loss on sale of assets	—	(20)	—	(20)
Other	—	—	(7)	—
Total adjustments	—	(22)	(5)	(51)
EBITDA	82	51	300	286

ENERGY SERVICES

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
(unaudited, millions of Canadian dollars)
Adjusted EBITDA	27	10	291	94
Change in unrealized derivative fair value gain/(loss)	91	(99)	198	37
Write-down of inventory to the lower of cost or market	(27)	(7)	(171)	(23)
Total adjustments	64	(106)	27	14
EBITDA	91	(96)	318	108

ELIMINATIONS AND OTHER

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
(unaudited, millions of Canadian dollars)
Adjusted earnings/(loss) before interest, income taxes, and depreciation and amortization	(26)	(55)	(90)	(181)
Change in unrealized derivative fair value gain	9	131	453	—
Asset monetization transaction costs	—	(25)	—	(45)
Employee severance, transition and transformation costs	(19)	(14)	(45)	(102)
Other	(4)	(8)	(3)	(40)
Total adjustments	(14)	84	405	(187)
Earnings/(loss) before interest, income taxes, and depreciation and amortization	(40)	29	315	(368)

APPENDIX C NON-GAAP RECONCILIATION – CASH PROVIDED BY OPERATING ACTIVITIES TO DCF

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
(unaudited, millions of Canadian dollars)
Cash provided by operating activities	2,735	1,461	7,405	7,999
Adjusted for changes in operating assets and liabilities[1]	(228)	657	451	(943)
	2,507	2,118	7,856	7,056
Distributions to noncontrolling interests and redeemable noncontrolling interests[4]	(50)	(302)	(150)	(901)
Preference share dividends	(96)	(94)	(287)	(268)
Maintenance capital expenditures[2]	(293)	(324)	(741)	(783)
Significant adjusting items:
Other receipts of cash not recognized in revenue[3]	53	53	139	157
Employee severance, transition and transformation costs	20	19	91	189
Asset monetization costs	—	64	—	84
Distributions from equity investments in excess of cumulative earnings[4]	17	112	207	312
Other items	(53)	(61)	58	(91)
DCF	2,105	1,585	7,173	5,755

1	Changes in operating assets and liabilities, net of recoveries.

2
Maintenance capital expenditures are expenditures that are required for the ongoing support and maintenance of the existing pipeline system or that are necessary to maintain the service capability of the existing assets (including the replacement of components that are worn, obsolete or completing their useful lives). For the purpose of DCF, maintenance capital excludes expenditures that extend asset useful lives, increase capacities from existing levels or reduce costs to enhance revenues or provide enhancements to the service capability of the existing assets.

3 Consists of cash received net of revenue recognized for contracts under make-up rights and similar deferred revenue arrangements.

4	Presented net of adjusting items.